EXHIBIT 10.2

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”) is made and entered into effective as of ______, 2019 (the “Effective Date”), between Hibbett Sporting Goods, Inc., a Delaware corporation (together with its subsidiaries, the “Company”) and _________________________ (the “Executive”).  Certain capitalized terms used in this Agreement are defined in Section 4.

WHEREAS, the Company acknowledges that the Executive has made, and is expected to make, significant contributions to the growth and success of the Company and its Affiliates; and

WHEREAS, the Company recognizes that the possibility of an unexpected termination of the Executive’s employment may contribute to uncertainty on the part of the Executive and may result in the distraction of the Executive from operating responsibilities to the Company and its Affiliates; and

WHEREAS, the Company wishes to provide the Executive assurances regarding the benefits that will be payable to the Executive in the event employment with the Company is terminated without Cause or on account of resignation with Good Reason, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the Company is willing to provide such assurances only in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement and the compensation and benefits the Company agrees herein to pay the Executive and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Term of Agreement.  The Term of this Agreement begins on the Effective Date and ends on the second anniversary of the Effective Date.

2. Severance Benefits.

2.01. Eligibility for Benefits.  The Executive shall be entitled to receive the benefits described in this Section 2 (the “Severance Benefits”) if during the Term of this Agreement (i) the Company terminates the Executive’s employment with the Company without Cause, or (ii) the Executive resigns from the employment of the Company and its Affiliates and the Executive has Good Reason to resign; provided however that Executive shall be entitled to no benefits under this Section 2 if Executive is otherwise also entitled to receive benefits under any Hibbett Sports, Inc. Change of Control Severance Agreement (the “Change of Control Agreement”).

2.02. Severance Pay.  If the requirements of Section 2.01 are satisfied, the Company shall pay the Executive the amount described in the following paragraph (the “Severance Pay”). The amount of Severance Pay that the Company shall pay the Executive is equal to one (1) times the Executive’s Base Salary. The Severance Pay shall be paid in a single cash payment, less deductions for applicable income and employment taxes.  Subject to Section 5, the Severance Pay shall be paid within five business days after the date the Executive’s employment with the Company terminates (the “Termination Date”).

2.03. Certain Equity Incentives.  If the requirements of Section 2.01 are satisfied, outstanding equity-based awards granted to the Executive on or about May 6, 2019 pursuant to that certain Special 2019 Restricted Stock Unit Award Agreement under the Hibbett Sports, Inc. 2015 Equity Incentive Plan shall become vested on the Termination Date and settled, in accordance with the terms of such Award Agreement, within 45 days of the Termination Date.

2.04. Other Benefits; Coordination.  Except as specifically provided in this Section 2, the Executive’s right to receive benefits under other equity awards, plans, programs and arrangements maintained by the Company or an Affiliate, including, where applicable, the Change of Control Agreement, shall be governed by the terms of such other awards, plans, programs and arrangements that are applicable to terminated participants, which are not deemed modified or amended hereby.

2.05. Forfeiture of Severance Benefits.  The Executive shall forfeit the right to receive the Severance Benefits (other than the benefits described in Section 2.04 which shall be governed thereby) if the Executive breaches any of the covenants set forth in that certain Employee Confidential Information Agreement and Nondisclosure Noncompetition Agreement previously executed by the Executive (“Existing Covenants”).  If the Executive breaches any of the Existing Covenants Executive shall be liable to the Company for the repayment of any Severance Benefits (other than the benefits described in Section 2.04) previously paid to Executive.

3. [Reserved.]

4. Definitions.  As used in this Agreement, certain terms have the definitions set forth below.

4.01. Affiliate.  “Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Code section 414(b) or is deemed to be under common control under Code section 414(c).

4.02. Base Salary.  “Base Salary” means the Executive’s annual rate of base salary as in effect on the date that the Executive’s employment with the Company terminates; provided, however, that if the Executive resigns from the employment of the Company for Good Reason and the basis for the resignation is, or includes, a reduction in the Executive’s annual rate of base salary, then “Base Salary” means the Executive’s annual rate of base salary as in effect prior to such reduction.  “Base Salary” for 2019 means Executive’s annual rate of base salary in effect on May 1, 2019.

4.03. Board.  “Board” means the Board of Directors of Hibbett Sports, Inc.

4.04. Cause.  “Cause” means (i) the Executive’s willful conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (ii)  the Executive’s breach of an Existing Covenant; (iii) the Executive’s breach of the Executive’s fiduciary duties to the Company or an Affiliate that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (iv) the Executive’s conviction of any crime (or entering a plea of guilty or nolo contendere to any crime) constituting a felony; (v) the Executive’s entering into an agreement or consent decree or being the subject of any regulatory order that in any of such cases prohibits the Executive from serving as an officer or director of a company that has publicly traded securities; or (vi) willful and continuous nonperformance, lack of performance of or refusal to perform a reasonable order, policy or rule of the Board or the Company involving a material issue concerning the Company after written notice delivered to the Executive describing with specificity the elements of the nonperformance, lack of performance or refusal to perform and the relevant order, policy or rule, and the failure of the Executive to have cured such nonperformance, lack of performance or refusal to perform within thirty (30) days following receipt of such written notice.  A termination of the Executive shall not be for “Cause” unless the decision to terminate the Executive is set forth in a resolution of the Board to that effect and which specifies the particulars thereof and that is approved by a majority of the members of the Board (exclusive of the Executive if the Executive is a member of the Board) adopted at a meeting called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board).  No act or failure to act by the Executive will be deemed “willful” if it was done or omitted to be done by the Executive in good faith or with a reasonable belief on the part of the Executive that the action or omission was in the best interest of the Company or an Affiliate.  Any act or failure to act by the Executive based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel to the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interest of the Company and its Affiliates.

4.05. Code.  “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a particular section of the Code includes any successor provision to that particular Code section.

4.06. Good Reason.  “Good Reason” means, without the express written consent of the Executive (i) a change in the Executive’s position with the Company or an Affiliate which results in a material diminution of the Executive’s authority, duties or responsibilities; (ii) a reduction by the Company in the annual rate of the Executive’s base salary or Target Bonus; (iii) a change in the location of the Executive’s principal office to a different place that is more than fifty (50) miles from the Executive’s principal office immediately prior to such change; (iv) a restriction or prohibition on Executive’s participation in outside activities that have historically been permitted, such as third-party board, committee, panel or association membership, or (v) the Company’s material breach of this Agreement.  Notwithstanding the two preceding sentences, Executive’s termination of employment for Cause, disability or retirement, shall not constitute Good Reason, and items (i) through (v) above shall be the sole basis for a termination by the Executive for Good Reason.  A resignation by the Executive shall not be with “Good Reason” unless the Executive gives the Company written notice specifying the event or condition that the Executive asserts constitutes Good Reason, the notice is given no more than ninety (90) days after the occurrence of the event or initial existence of the condition that the Executive asserts constitutes Good Reason and the Company has failed to remedy or cure the event or condition during the thirty (30) day period after such written notice is given to the Company.

4.07. Separation from Service.  “Separation from Service” means the termination of the Executive’s employment with the Company and its Affiliates, determined in a manner consistent with the requirements of Treasury Regulation section 1.409A-1(b).  In accordance with, and subject to, the requirements of Treasury Regulation section 1.409A-1(b), the Executive will experience a Separation from Service when the facts and circumstances indicate that the Executive and the Company reasonably anticipate that either (i) no further services will be performed by the Executive for the Company or an Affiliate after such date (whether as an employee or independent contractor) or (ii) the bona fide services to be performed by the Executive (whether as an employee or independent contractor) after such date would permanently decrease to no more than twenty percent (20%) of the average level of such services provided by the Executive over the thirty-six (36) month period immediately preceding such date.  If the Executive provides services to the Company or an Affiliate both as an employee and a member of the Board or a member of the board of directors of an Affiliate, the services that the Executive provides as a director shall not be taken into account in determining whether the Executive has experienced a Separation from Service to the extent provided in Treasury Regulation section 1.409A-1(h).

4.08. Specified Employee.  “Specified Employee” means a “specified employee” as defined in Treasury Regulation section 1.409A-1(i).

4.09. Target Bonus.  “Target Bonus” means the target annual bonus established for the Executive for the calendar year that includes the date on which the Executive’s employment with the Company terminates.  If the target annual bonus has not been established for the Executive on the date that such employment terminates, the “Target Bonus” shall be the target annual bonus established for the Executive for the preceding calendar year.

5. Code Section 409A.  This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12).  This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board and without requiring the Executive’s consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 5, the Board shall modify this Agreement in the least restrictive manner necessary.  Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee, any payment that is scheduled to be paid within six months after such Separation from Service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s Separation from Service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following Executive’s death.

6. No Employment Rights.  Nothing in this Agreement confers on the Executive any right to continuance of employment or service by the Company or an Affiliate.  Nothing in this Agreement interferes with the right of the Company or an Affiliate to terminate the Executive’s employment or service at any time for any reason, with or without Cause, subject to the requirements of this Agreement.  Nothing in this Agreement restricts the right of the Executive to terminate employment with the Company or an Affiliate at any time, for any reason, with or without Good Reason.  If the Executive is elected or appointed to the Board, the Executive agrees that Executive will promptly resign from membership on the Board if at any time the Board adopts a resolution that requests resignation from the Board.

7. Governing Law; Venue.  The laws of the Alabama shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction.  Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement shall continue to be bound by the Mutual Arbitration Agreement between the parties. The arbitrator shall have the discretion to award attorney’s fees to the prevailing party.  Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in the tribunal covered by the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such tribunal has been brought in an inconvenient forum.

8. Binding Agreement.  This Agreement shall be binding on and inure to the benefit of, and be enforceable by or against the Company and its successors and the Executive (and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees).  If the Executive dies while any amount remains payable under this Agreement, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devises, legatee or other designee, of if there is none, to the Executive’s estate.

9. No Assignment.  Except as required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt to affect any such action shall be null, void and no effect.

10. Entire Agreement.  Unless specifically provided herein, this Agreement and the agreements referred to herein contain all the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

11. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together constitute on and the same instrument.

12. Modification of Agreement.  No waiver or modification of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith.  No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration or litigation between the parties unless such waiver or modification is in writing, duly authorized and executed.

13. Notices.  All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose of notice to the other party:

If to the Company:                Hibbett Sporting Goods, Inc.
c/o David Benck, Esq.
VP & General Counsel
2700 Milan Court
Birmingham, AL 35211

If to the Executive:                At the address indicated below the Executive’s
signature hereto, unless subsequently updated
in the Company’s employment files, in which case
the superseding address shall apply.

  Each notice, request or other communication shall be effective (i) if given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid and addressed as set forth above or (ii) if given by other means, when delivered at the address prescribed by this Section 13.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Retention Agreement, effective as of the date first stated above.

HIBBETT SPORTING GOODS, INC.
Date:
EXECUTIVE:
[SIGNATURE]
[PRINT NAME] Date:
Address:

END OF EXHIBIT 10.2